Exhibit 99.1

Contacts:	Michael Mitchell (Media)	Dexter Congbalay (Investors)
	+1-847-943-5678	+1-847-943-5454
	news@mdlz.com	ir@mdlz.com

Mondelēz International Announces Roberto Marques

to Become EVP and President, North America

J&J Veteran Brings Extensive Global CPG Leadership Experience to Role

DEERFIELD, IL – Feb. 24, 2015 – Mondelēz International, the world’s pre-eminent maker of biscuits, chocolate, gum and candy, today announced that Roberto Marques, 49, will join the company in mid-March and become Executive Vice President and President, North America. Marques will report to Chairman and CEO Irene Rosenfeld and be based in East Hanover, N.J. In this role, he will be responsible for leading the company’s $7 billion business in the United States and Canada, which includes Power Brands like Oreo and belVita biscuits; Triscuit and Wheat Thins crackers, Halls candy and Trident gum. Marques succeeds Mark Clouse, who became the company’s Chief Growth Officer in July 2014.

“I’m delighted to welcome Roberto to the Mondelēz International family,” said Rosenfeld. “His knowledge of consumer brands, strong leadership capabilities and extensive global experience make him a terrific addition to our North America region and my leadership team. He will play a critical role in driving our growth and margin-expansion agendas.”

In this role, Marques will also become a business sponsor on the company’s Supply Chain Reinvention Steering Committee and Sales & Marketing Optimization team as well as a member of Mondelēz International’s newly formed Growth Council.

Marques joins Mondelēz International after a successful career at Johnson & Johnson, where he most recently served as Company Group Chairman, Consumer North America, overseeing all aspects the $6 billion business, including beauty, baby and personal products and over-the-counter medicines. Prior to that, he held several senior management roles at J&J, including Company Group Chairman Consumer Health Care Global Business Unit, Worldwide President for the Vision Care Division, and President of Europe, Africa, Middle East and Latin America for Vision Care.

His track record includes driving growth through global platforms and leading multiple businesses and functions, including start-ups, turnarounds, effective repositioning and growth of leading household brands, including Acuvue, Aveeno, Band-Aid, Johnson’s, Listerine, Neutrogena, Neosporin, Rogaine, Splenda, Tylenol and Zyrtec.

“I’m thrilled to help Mondelēz International grow its portfolio of iconic brands,” Marques said. “I look forward to partnering with Irene and the rest of her leadership team to shape the future of the North American business and of Mondelēz International.”

Marques is a board member of the Consumer Health Care Products Association, ENACTUS and the Brazil-U.S. Business Council at the U.S. Chamber of Commerce. He earned a bachelor’s degree in business, marketing and strategic planning from Fundação Getúlio Vargas in São Paulo and completed postgraduate work at the Kellogg School of Management at Northwestern University and The Wharton School at the University of Pennsylvania. Marques speaks English, Portuguese and Spanish and has lived and worked in Brazil, Colombia, the UK and the United States.

About Mondelēz International

Mondelēz International, Inc. (NASDAQ: MDLZ) is a global snacking powerhouse, with 2014 revenue of $34 billion. Creating delicious moments of joy in 165 countries, Mondelēz International is a world leader in biscuits, chocolate, gum, candy, coffee and powdered beverages, with billion-dollar brands such as Oreo, LU and Nabisco biscuits; Cadbury, Cadbury Dairy Milk and Milka chocolate; Trident gum; Jacobs coffee and Tang powdered beverages. Mondelēz International is a proud member of the Standard and Poor’s 500, NASDAQ 100 and Dow Jones Sustainability Index. Visit www.mondelezinternational.com or follow us on Twitter at www.twitter.com/MDLZ.

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